CLASS B DISTRIBUTION PLAN


I.       Investment Company:  Templeton Funds, Inc.

II.      Fund:                Templeton World Fund
                              Templeton Foreign Fund

III.     Maximum Per Annum Rule 12b-1 Fees for Class B Shares

   (as a percentage of average daily net assets of the class)

         A.       Distribution Fee:         0.75% equity

         B.       Service Fee:              0.25% equity

                      Preamble to Class B Distribution Plan

         The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by the Investment Company named above ("Investment Company") for the class B shares (the "Class") of each Fund named above ("Fund"), which Plan shall take effect as of the date Class B shares are first offered (the "Effective Date of the Plan"). The Plan has been approved by a majority of the Board of Directors or Trustees of the Investment Company (the "Board"), including a majority of the Board members who are not interested persons of the Investment Company and who have no direct, or indirect financial interest in the operation of the Plan (the "non-interested Board members"), cast in person at a meeting called for the purpose of voting on such Plan.

         In reviewing the Plan, the Board considered the schedule and nature of payments and terms of the Management Agreement between the Investment Company and Templeton Global Advisors Limited (the "Adviser") and the terms of the Underwriting Agreement between the Investment Company and Franklin/Templeton Distributors, Inc. ("Distributors"). The Board concluded that the compensation of the Adviser under the Management Agreement, and of Distributors, under the Underwriting Agreement, was fair and not excessive. The approval of the Plan included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

         The Board recognizes that Distributors has entered into an arrangement with a third party in order to finance the distribution activities of the Class, and further recognizes that it has an obligation to act in good faith and in the best interests of the Fund and its shareholders when considering the continuation or termination of the Plan and any payments to be made thereunder.

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                                Distribution Plan

         1. (a) The Fund shall pay to Distributors a quarterly fee not to exceed the above-stated maximum distribution fee per annum of the Class' average daily net assets represented by shares of the Class, as may be determined by the Board from time to time.

                  (b) In addition to the amounts described in (a) above, the Fund shall pay (i) to Distributors for payment to dealers or others, or (ii) directly to others, an amount not to exceed the above-stated maximum service fee per annum of the Class' average daily net assets represented by shares of the Class, as may be determined by the Fund's Board from time to time, as a service fee pursuant to servicing agreements which have been approved from time to time by the Board, including the non-interested Board members.

         2. (a) Distributors shall use the monies paid to it pursuant to Paragraph 1(a) above to compensate it for amounts advanced to securities dealers or their firms or others selling shares of the Class who have executed an agreement with the Investment Company, Distributors or its affiliates, which form of agreement has been approved from time to time by the Board, including the non-interested Board members, with respect to the sale of Class shares. In addition, such monies may be used to assist in the distribution and promotion of shares of the Class. Payments made to Distributors under the Plan may be used for, among other things, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a pro-rated portion of Distributors' overhead expenses attributable to the distribution of Class shares, as well as for additional distribution fees paid to securities dealers or their firms or others who have executed agreements with the Investment Company, Distributors or its affiliates, which form of agreement has been approved from time to time by the Board, including the non-interested Board members.

                  (b) The monies to be paid pursuant to paragraph 1(b) above shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the Fund on behalf of customers; forwarding certain shareholder communications from the Fund to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in the Class. Any amounts paid under this paragraph 2(b) shall be paid pursuant to a servicing or other agreement, which form of agreement has been approved from time to time by the Board.

         3. In addition to the payments which the Fund is authorized to make pursuant to paragraphs 1 and 2 hereof, to the extent that the Fund, the Adviser, Distributors or other parties on behalf of the Fund, the Adviser or Distributors make payments that are deemed to be payments by the Fund for the financing of any activity primarily intended to result in the sale of Class shares issued by the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to have been made pursuant to the Plan.


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        In no event shall the aggregate asset-based sales charges which include payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to Rule 2830(d) of the Conduct Rules of the National Association of Securities Dealers, Inc.

         4. Distributors shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies reimbursed to it and to others under the Plan, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

         5. (a) The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by the Board, including the non-interested Board members, cast in person at a meeting called for the purpose of voting on the Plan.

                  (b) In determining whether there is a reasonable likelihood that the continuation of the Plan will benefit the Fund and its shareholders, the Board may, but is not obligated to, consider that Distributors has entered into an arrangement with a third party in order to finance the distribution activities for the Class. In this regard, in the event that the Plan is terminated by the action of the Board in accordance with Paragraph 6 hereof, the Board may, but is not obligated to, determine that it is appropriate to authorize the Fund to continue making payments under the Plan to Distributors with respect to the shares of the Class sold prior to the termination of the Plan.

         6. The Plan, and any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of the Class of the Fund or by vote of a majority of the non-interested Board members, on not more than sixty (60) days' written notice, or by Distributors on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the Management Agreement between the Fund and the Adviser.

         7. The Plan, and any agreements entered into pursuant to this Plan, may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 1 hereof without approval by a majority of the outstanding voting securities of the Class of the Fund.

         8. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by the non-interested Board members cast in person at a meeting called for the purpose of voting on any such amendment.

         9. So long as the Plan is in effect, the selection and nomination of the Fund's non-interested Board members shall be committed to the discretion of such non-interested Board members.


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         This Plan and the terms and provisions  thereof are hereby accepted and agreed to by the Investment Company and Distributors as evidenced by their execution hereof.

Date:  January 1, 1999



Templeton Funds, Inc.



By:/s/JOHN R. KAY
    ------------------------
    John R. Kay
    Vice President



Franklin/Templeton Distributors, Inc.



By:/s/PETER D. JONES
   -------------------------
   Peter D. Jones
   Executive Vice President









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